Exhibit 10.3.16
SUPPLEMENTAL INDENTURE
     SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of 20 December 2007, among SIG International Services GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of the Federal Republic of Germany having its business address at Rurstrasse 58, 52441 Linnich, Germany, which is registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Düren. under HRB 3925 (the “New Subordinated Guarantor”), BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) II S.A. (or its successor), a Luxembourg public limited liability company (société anonyme), having its registered office at 6, Parc d’Activités Syrdall, L-5365 Munsbach, Grand-Duchy of Luxembourg, registered with the Luxembourg register of commerce and companies under the number B129.914 (the “Issuer”) and The Bank of New York, as trustee under the indenture referred to below (the “Trustee”).
W I T N E S S E T H :
     WHEREAS the Issuer has heretofore executed and delivered to the Trustee an indenture (as amended, supplemented or otherwise modified, the “Indenture”) dated as of June 29, 2007, providing for the issuance of the Issuer’s 9 1/2% Senior Subordinated Notes due 2017 (the “Securities”), initially in the aggregate principal amount of €420,000,000;
     WHEREAS Section 4.11 of the Indenture provides that under certain circumstances the Issuer is required to cause the New Subordinated Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Subordinated Guarantor shall unconditionally guarantee all the Issuer’s Obligations under the Securities and the Indenture pursuant to a Subordinated Guarantee on the terms and conditions set forth herein; and
     WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee and the Issuer are authorized to execute and deliver this Supplemental Indenture;
     NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Subordinated Guarantor, the Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Securities as follows:
     1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “Holders” in this Supplemental Indenture shall refer to the term “Holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such Holders. The words “herein,” “hereof”

and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.
     2. Agreement to Guarantee.
     (a) The New Subordinated Guarantor hereby agrees, jointly and severally with all existing Subordinated Guarantors (if any), to unconditionally guarantee the Issuer’s Obligations under the Securities and the Indenture on the terms and subject to the conditions set forth in Article X and Article XI of the Indenture and to be bound by all other applicable provisions of the Indenture and the Securities and to perform all of the obligations and agreements of a Subordinated Guarantor under the Indenture.
     (b) The New Subordinated Guarantor shall not be liable to pay any amount to the extent that any liability or obligation under the Subordinated Guarantee would result in a violation of, or give rise to directors’ personal liability (with respect to the New Subordinated Guarantor or its shareholders) under, mandatory German capital maintenance rules (Kapitalerhaltunsgvorschriften) pursuant to German company law, in particular Sections 30 et seq. (and, if enacted, the new Section 64) of the German Act on Limited Liability Companies (Gesetz über Gesellschaften mit beschränkter Haftung) and/or Sections 57, 71 and 71a of the German Stock Corporation Act (Aktiengesetz) (the “German Capital Maintenance Rules”). To the extent that any liability or obligation of the New Subordinated Guarantor under the Subordinated Guarantee violates or contradicts German Capital Maintenance Rules or gives rise to directors’ personal liability, such liability or obligation shall be deemed replaced by a liability or obligation of a similar nature compliant with German Capital Maintenance Rules, which provides the best possible result (within the limits of German Capital Maintenance Rules) in favour of the Holders and the Trustee and their respective successors and assigns.
     (c) The Subordinated Guarantee shall further not be enforced to the extent that the New Subordinated Guarantor demonstrates in reasonable detail that such enforcement would lead to a breach of the duty of care owing by its shareholders to it (Gebot der Rücksichtnahme auf die Eigenbelange der Gesellschaft) and/or of the prohibition of insolvency-causing intervention (Verbot des existenzvernichtenden Eingriffs), as developed by the recent jurisdiction (in particular BGH II ZR 178/99 Bremer “Vulkan”, BGH ZR 196/00 and BGH II ZR 300/00 “KBV” and BGH II ZR 3/04 “Trihotel”) of the Federal Supreme Court (Bundesgerichtshof), caused for example, as far as this would be within the scope of the cited court rulings, if the entering into the Subordinated Guarantee or its enforcement results in the illiquidity (Zahlungsunfähigkeit) of the New Subordinated Guarantor.

     (d) The Trustee shall be obliged to retransfer proceeds from any enforcement of the Subordinated Guarantee to the extent the New Subordinated Guarantor demonstrates in reasonable detail that the enforcement was excluded pursuant to paragraphs (b) or (c) above.
     3. Notices. All notices or other communications to the New Subordinated Guarantor shall be given as provided in Section 13.02 of the Indenture.
     4. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.
     5. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.
     6. Trustee Makes No Representation. The Trustee shall not be responsible in any manner whatsoever for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer and the New Subordinated Guarantor. Furthermore, the Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.
     7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
     8. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

SIG INTERNATIONAL SERVICES GmbH,
By:	/s/ Cindi Lefari
	Name:	Cindi Lefari
Title:

By:	/s/ Sarah Snow
	Name:	Sarah Snow
Title:

THE BANK OF NEW YORK, as Trustee,
By:	/s/ Mark Elsom
	Name:	Mark Elsom
	Title:	Assistant Vice President

BEVERAGE PACKAGING HOLDINGS (LUXEMBOURG) II S.A.,
By:	/s/ Sarah Snow
	Name:	Sarah Snow
Title:

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